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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REQUEST FOR WITHDRAWAL

Date of Request: June 13, 2005

GENTIUM S.P.A.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Italy	Not applicable
(State of Incorporation)	(IRS Employer I.D. Number)
Piazza XX Settembre 2, 222079 Villa Guardia (Como)	Italy
(Address of Principal Executive Offices)	(Zip Code)
+39-031-385111 (Issuer's Telephone Number)

        Securities Exchange Act of 1934 registration statement file number to which this form relates: 000-51341

ITEM 1.    WITHDRAWAL OF FORM 8-A.

        On June 2, 2005, Gentium S.p.A filed a Form 8-A12G inadvertently, File No. 000-51341, with the Securities and Exchange Commission. Gentium S.p.A. will file a Form 8-A12B upon effectiveness of this Request for Withdrawal. No shares were offered pursuant to the Form 8-A12G.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned on June 13, 2005.

Gentium S.p.A.
By:	/s/ LAURA FERRO Laura Ferro, President and Chief Executive Officer

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SIGNATURES